                                                                                                            Exhibit 99.1

    MACY'S INC.

                                                                                                           Contacts:
                                                                                                            Media - Jim Sluzewski
                                                                                                                           513/579-7764
                                                                                                            Investor - Susan Robinson
                                                                                                                           513/579-7780

FOR IMMEDIATE RELEASE

MACY'S, INC. REPORTS SECOND QUARTER EARNINGS
OF 17 CENTS PER DILUTED SHARE VS. 16 CENTS LAST YEAR
Diluted EPS, excluding consolidation costs and non-cash
asset impairment charges, is 29 cents - flat vs. last year

CINCINNATI, Ohio, August 13, 2008 - Macy's, Inc. today reported earnings of 17 cents per diluted share for the second quarter of 2008, ended Aug. 2, 2008, compared with diluted earnings per share of 16 cents for the same 13-week period last year. Same-store sales in the second quarter declined by 2.1 percent.

Second quarter 2008 earnings include two unusual items (described below) that negatively impacted earnings by 12 cents per diluted share. Excluding these items, the company earned 29 cents per diluted share from continuing operations in the second quarter of 2008.

The first unusual item relates to the consolidation of three Macy's divisions announced in February 2008, which is expected to save approximately $100 million per year beginning in 2009 (approximately $60 million in savings for the partial year in 2008). In the second quarter of 2008, the company booked consolidation costs of $26 million ($17 million after tax or 4 cents per diluted share). Second quarter 2008 results also include non-cash asset impairment charges of $50 million ($31 million after tax or 8 cents per diluted share) related to private brand tradenames acquired in the merger with The May Department Stores Company in 2005. In the second quarter of 2007, Macy's, Inc. earned 29 cents per diluted share, excluding May Company merger integration costs of $97 million ($60 million after tax or 13 cents per diluted share).

Terry J. Lundgren, Macy's, Inc. chairman, president and chief executive officer, said, "Our organization rose to the challenge and delivered strong second quarter earnings and cash flow, despite the poor economic environment. While we are never fully satisfied when sales are down, we continued to outperform most of our major competitors in same-store sales and to gain market share with a combination of differentiated merchandise, current fashions and great value. This will continue to be our emphasis as we enter the fall season. We are looking forward to launching our exclusive Tommy Hilfiger product in September, followed by the addition of exclusive FAO Schwarz toy shops in up to 275 Macy's stores this fall. Throughout the third quarter, we have a number of activities surrounding the celebration of the extraordinary milestone of Macy's 150th birthday. The fourth quarter will follow with a fresh approach to holiday marketing that we believe will be compelling to our customers. Our initial implementation of the My Macy's localization initiative is on track, and we look forward to seeing a positive impact on sales beginning in spring 2009."

            (Editor's Note: Macy's, Inc. this morning also issued a separate news release announcing it is partnering with dunnhumbyUSA, a consumer insight firm.)

            For the first half of 2008, Macy's, Inc. reported diluted earnings per share from continuing operations of 3 cents per share, compared with 27 cents per share in the first half of 2007. Excluding division consolidation costs of $113 million ($72 million after tax or 17 cents per diluted share) and asset impairment charges of $50 million ($31 million after tax or 8 cents per diluted share), diluted earnings per share from continuing operations were 28 cents in the first half of 2008. In the first half of 2007, diluted earnings per share were 45 cents, excluding merger integration costs of $133 million ($83 million after tax or 18 cents per diluted share).

Sales

            Sales in the second quarter totaled $5.718 billion, a decrease of 3.0 percent compared with sales of $5.892 billion in the same period last year. On a same-store basis, Macy's, Inc.'s second quarter sales were down 2.1 percent.

For the year to date, Macy's, Inc.'s sales totaled $11.465 billion, down 2.9 percent from total sales of $11.813 billion in the first 26 weeks of 2007. On a same-store basis, Macy's, Inc.'s year-to-date sales were down 2.2 percent.

In the second quarter of 2008, the company opened a new Macy's store in Houston, TX.

Operating Income

Macy's, Inc.'s operating income totaled $259 million or 4.5 percent of sales for the quarter ended Aug. 2, 2008, compared with operating income of $250 million or 4.2 percent of sales for the same period last year. Macy's, Inc.'s second quarter 2008 operating income included $26 million in division consolidation costs and $50 million in asset impairment charges. Excluding these items, operating income for the second quarter of 2008 was $335 million or 5.9 percent of sales. Second quarter 2007 operating income included $97 million in May Company integration costs. Excluding these costs, operating income for the second quarter of 2007 was $347 million or 5.9 percent of sales.

For the first half of 2008, Macy's, Inc.'s operating income totaled $289 million or 2.5 percent of sales, compared to operating income of $458 million or 3.9 percent of sales for the same period last year. Macy's, Inc.'s first half 2008 operating income includes $113 million in division consolidation costs and $50 million in asset impairment charges. Excluding these items, operating income in the first half of 2008 was $452 million or 3.9 percent of sales. Macy's, Inc.'s first half 2007 operating income was $591 million or 5.0 percent of sales, excluding $133 million in May Company integration costs.

Cash Flow

Net cash provided by continuing operating activities was $592 million in the first half of 2008, compared with $412 million in the first half of last year. Net cash used by continuing investing activities in the first half of 2008 was $312 million, compared with $315 million a year ago. In the first half of 2007, net cash used by continuing investing activities included $66 million in proceeds from the disposition of the After Hours formalwear business. Net cash provided by continuing financing activities was $430 million in the first half of 2008, compared with cash used by continuing financing activities of $1.058 billion in the first half last year. In the second quarter of 2008, Macy's, Inc. issued $650 million in senior notes, the proceeds from which will be used to pay amounts due on $650 million in senior notes that mature in the second half of 2008.

The company repurchased no shares of its common stock in the second quarter of 2008 and anticipates no share repurchases for the remainder of fiscal 2008. At August 2, 2008, the company had remaining authorization to repurchase up to approximately $850 million of its common stock.

Looking Ahead

The performance of the economy and level of consumer confidence will have an important bearing on retail sales in the second half of 2008, and thus it is difficult to forecast future results with any level of certainty. Macy's, Inc. currently expects same-store sales in the fall season to be flat to down 1 percent, which would result in fiscal 2008 same-store sales of down 1 percent to down 1.6 percent. The company currently expects earnings per share on a diluted basis of approximately $1.70 to $1.85 for fiscal 2008 as a whole, excluding one-time division consolidation costs and impairment charges. The company expects to book approximately $35 million in division consolidation costs in the final half of 2008.

Macy's, Inc., with corporate offices in Cincinnati and New York, is one of the nation's premier retailers, with fiscal 2007 sales of $26.3 billion. The company operates more than 850 department stores in 45 states, the District of Columbia, Guam and Puerto Rico under the names of Macy's and Bloomingdale's. The company also operates macys.com, bloomingdales.com and Bloomingdale's By Mail. Prior to June 1, 2007, Macy's, Inc. was known as Federated Department Stores, Inc.

            All statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Macy's management and are subject to significant risks and uncertainties. Actual results could differ materially from those expressed in or implied by the forward-looking statements contained in this release because of a variety of factors, including conditions to, or changes in the timing of, proposed transactions, prevailing interest rates, competitive pressures from specialty stores, general merchandise stores, manufacturers' outlets, off-price and discount stores, new and established forms of home shopping (including the Internet, mail-order catalogs and television) and general consumer spending levels, including the impact of the availability and level of consumer debt, the effect of weather and other factors identified in documents filed by the company with the Securities and Exchange Commission.

#   #   #

(NOTE: Additional information on Macy's, Inc., including past news releases, is available at www.macysinc.com/pressroom. A webcast of Macy's, Inc.'s second quarter earnings call with analysts will be held beginning at 10:30 a.m. ET on Wednesday, August 13. The webcast is accessible to the media and general public either via the company's Web site at www.macysinc.com or by calling in on 1-877-723-9522 (719-325-4782 for international callers), passcode 4998079.)

MACY'S, INC.

Consolidated Statements of Operations (Unaudited) (Note 1)

(All amounts in millions except percentages and per share figures)

	13 Weeks Ended		13 Weeks Ended

     August 2, 2008

     August 4, 2007

	$	% to Net sales	$	% to Net sales

Net sales........................................	$ 5,718		$ 5,892

Cost of sales (Note 2)....................................................	3,346	58.5%	3,507	59.5%

Gross margin.................................................................	2,372	41.5%	2,385	40.5%

Selling, general and administrative expenses....................	(2,037)	(35.6%)	(2,038)	(34.6%)

Division consolidation costs (Note 3).........................	(26)	(0.5%)	-	-%

May integration costs (Note 4).......................................	-	-%	(97)	(1.7%)

Asset impairment charges (Note 5) ................................	(50)	(0.9%)	-	-%

Operating income..........................................................	259	4.5%	250	4.2%

Interest expense - net....................................................	(138)		(137)

Income before income taxes...........................................	121		113

Federal, state and local income tax expense....................	(48)		(39)

Net income...................................................................	$ 73		$ 74

Basic earnings per share................................................	$ .17		$ .16

Diluted earnings per share..............................................	$ .17		$ .16

Average common shares:
Basic......................................................................	421.1		451.9
Diluted....................................................................	422.1		457.8

End of period common shares outstanding............	420.5		435.6

Depreciation and amortization expense..................	$ 315		$ 327

MACY'S, INC.

Consolidated Statements of Operations (Unaudited) (Note 1)

Notes:

(1)  Because of the seasonal nature of the retail business, the results of operations for the 13 weeks ended August 2, 2008 and August 4, 2007 (which do not include the Christmas season) are not necessarily indicative of such results for the fiscal year.  The May Department Stores Company ("May") was acquired August 30, 2005.

(2) Merchandise inventories are primarily valued at the lower of cost or market using the last-in, first-out (LIFO) retail   inventory method.  Application of this method did not impact cost of sales for the 13 weeks ended August 2, 2008 or August 4, 2007.

(3) Represents costs and expenses associated with the division consolidation and localization initiatives, primarily severance and other human resource related costs.  For the 13 weeks ended August 2, 2008, division consolidation costs amounted to $.04 per diluted share.

(4) Represents costs and expenses associated with the integration and consolidation of May's operations into Macy's  operations, including additional costs related to closed locations, final system conversion costs and costs related to other  operational consolidations.  For the 13 weeks ended August 4, 2007, May integration costs amounted to $.13 per diluted share.

(5) Represents impairment charges associated with acquired indefinite lived private brand tradenames.  For the 13 weeks ended August 2, 2008, impairment charges amounted to $.08 per diluted share.

MACY'S, INC.

Consolidated Statements of Operations (Unaudited) (Note 1)

(All amounts in millions except percentages and per share figures)

	26 Weeks Ended		26 Weeks Ended

     August 2, 2008

     August 4, 2007

	$	% to Net sales	$	% to Net sales

Net sales............................................	$11,465		$11,813

Cost of sales (Note 2)....................................................	6,873	60.0%	7,071	59.9%

Gross margin.................................................................	4,592	40.0%	4,742	40.1%

Selling, general and administrative expenses (Note 3)......	(4,140)	(36.1%)	(4,151)	(35.1%)

Division consolidation costs (Note 4)..............................	(113)	(1.0%)	-	-%

May integration costs (Note 5).......................................	-	-%	(133)	(1.1%)

Asset impairment charges (Note 6).................................	(50)	(0.4%)	-	-%

Operating income...........................................................	289	2.5%	458	3.9%

Interest expense - net.....................................................	(274)		(262)

Income from continuing operations before income taxes...	15		196

Federal, state and local income tax expense (Note 7)......	(1)		(70)

Income from continuing operations.....................	14		126

Discontinued operations, net of income taxes (Note 8)....	-		(16)

Net income....................................................................	$ 14		$ 110

Basic earnings (loss) per share:
Income from continuing operations......................	$ .03		$ .27
Loss from discontinued operations......................	-		(.03)
Net income..............................................................	$ .03		$ .24

Diluted earnings (loss) per share:
Income from continuing operations.......................	$ .03		$ .27
Loss from discontinued operations.......................	-		(.03)
Net income.........................................................	$ .03		$ .24

Average common shares:
Basic.......................................................................	421.0		460.0
Diluted....................................................................	422.4		467.1

End of period common shares outstanding............	420.5		435.6

Depreciation and amortization expense................	$ 630		$ 656

MACY'S, INC.

Consolidated Statements of Operations (Unaudited) (Note 1)

Notes:

(1) Because of the seasonal nature of the retail business, the results of operations for the 26 weeks ended August 2, 2008 and August 4, 2007 (which do not include the Christmas season) are not necessarily indicative of such results for the fiscal year.  The May Department Stores Company ("May") was acquired August 30, 2005, including the Lord & Taylor division and the Bridal Group, consisting of David's Bridal, After Hours Formalwear and Priscilla of Boston.  The sale of the Lord & Taylor division was completed in October 2006, the sale of David's Bridal and Priscilla of Boston was completed in January 2007 and the sale of After Hours Formalwear was completed in April 2007.

(2) Merchandise inventories are primarily valued at the lower of cost or market using the last-in, first-out (LIFO) retail       inventory method.  Application of this method did not impact cost of sales for the 26 weeks ended August 2, 2008 or August 4, 2007.

(3)  For the 26 weeks ended August 2, 2008, selling, general and administrative expenses include an accrual related to a legal dispute of approximately $23 million or $.03 per diluted share.

(4) Represents costs and expenses associated with the division consolidation and localization initiatives, primarily severance and other human resource related costs.  For the 26 weeks ended August 2, 2008, division consolidation costs amounted to $.17 per diluted share.

(5) Represents costs and expenses associated with the integration and consolidation of May's operations into Macy's operations, including additional costs related to closed locations, final system conversion costs and costs related to other operational consolidations.  For the 26 weeks ended August 4, 2007, May integration costs amounted to $.18 per diluted share.

(6)  Represents impairment charges associated with acquired indefinite lived private brand tradenames.  For the 26 weeks ended August 2, 2008, impairment charges amounted to $.08 per diluted share.

(7)  The income tax expense for the 26 weeks ended August 2, 2008 reflects the settlement of various state tax issues.

(8)  Represents the results of operations of After Hours Formalwear.  For the 26 weeks ended August 4, 2007, discontinued operations included the loss on disposal of After Hours Formalwear of $7 million on a pre-tax and after-tax basis, or $.01 per diluted share.

MACY'S, INC.

Consolidated Balance Sheets  (Unaudited)

(millions)

	August 2,	February 2,	August 4,
	2008	2008	2007
ASSETS:
Current Assets:
Cash and cash equivalents.......................................	$ 1,293	$ 583	$ 249
Receivables.............................................................	341	463	490
Merchandise inventories..........................................	5,008	5,060	5,200
Income tax receivable.............................................	27	-	-
Supplies and prepaid expenses................................	243	218	267
Total Current Assets............................................	6,912	6,324	6,206

Property and Equipment - net....................................	10,655	10,991	11,110
Goodwill.....................................................................	9,132	9,133	9,194
Other Intangible Assets - net......................................	757	831	857
Other Assets.............................................................	537	510	561

Total Assets........................................................	$27,993	$27,789	$27,928

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current Liabilities:
Short-term debt......................................................	$ 1,616	$ 666	$ 545
Accounts payable and accrued liabilities..................	4,094	4,127	4,266
Income taxes..........................................................	-	344	76
Deferred income taxes............................................	234	223	192
Total Current Liabilities........................................	5,944	5,360	5,079

Long-Term Debt.......................................................	8,761	9,087	9,762
Deferred Income Taxes.............................................	1,450	1,446	1,391
Other Liabilities.........................................................	2,002	1,989	2,089
Shareholders' Equity..................................................	9,836	9,907	9,607

Total Liabilities and Shareholders' Equity..............	$27,993	$27,789	$27,928

Note:  Certain reclassifications were made to prior period amounts to conform with the classifications of such amounts for the most recent period.

MACY'S, INC.

Consolidated Statements of Cash Flows (Unaudited)

(millions)

26 Weeks Ended August 2, 2008

26 Weeks Ended August 4, 2007

Cash flows from continuing operating activities:
Net income.........................................................................	$ 14	$ 110
Adjustments to reconcile net income to net cash provided by continuing operating activities:
Loss from discontinued operations................................	-	16
Stock-based compensation expense...............................	26	32
Division consolidation costs............................................	113	-
May integration costs.....................................................	-	133
Asset impairment charges..............................................	50	-
Depreciation and amortization........................................	630	656
Amortization of financing costs and premium on acquired debt.........................................................	(14)	(17)
Changes in assets and liabilities:
Decrease in receivables.............................................	109	26
Decrease in merchandise inventories..........................	52	117
Increase in supplies and prepaid expenses..................	(25)	(16)
Decrease in other assets not separately identified....................................	-	13
Decrease in accounts payable and accrued liabilities not separately identified...........................	(37)	(310)
Decrease in current income taxes...............................	(371)	(299)
Increase (decrease) in deferred income taxes.............	20	(89)
Increase in other liabilities not separately identified.....	25	40
Net cash provided by continuing operating activities..	592	412

Cash flows from continuing investing activities:
Purchase of property and equipment...................................	(284)	(403)
Capitalized software............................................................	(63)	(50)
Proceeds from hurricane insurance claims............................	13	1
Disposition of property and equipment.................................	22	71
Proceeds from the disposition of After Hours Formalwear.....	-	66
Net cash used by continuing investing activities............................	(312)	(315)

MACY'S, INC.

Consolidated Statements of Cash Flows (Unaudited)

(millions)

26 Weeks Ended August 2, 2008

26 Weeks Ended August 4, 2007

Cash flows from continuing financing activities:
Debt issued..........................................................................	650	2,253
Financing costs....................................................................	(5)	(15)
Debt repaid.........................................................................	(9)	(416)
Dividends paid..................................................................... Decrease in outstanding checks............................................	(110) (101)	(117) (97)
Acquisition of treasury stock...............................................	(1)	(2,919)
Issuance of common stock..................................................	6	253
Net cash provided (used) by continuing financing activities..................................	430	(1,058)

Net cash provided (used) by continuing operations.................	710	(961)

Net cash provided by discontinued operating activities.............

		7
Net cash used by discontinued investing activities.....................

		(7)
Net cash used by discontinued financing activities.....................

          -

		(1)
Net cash used by discontinued operations................................

          -

		(1)

Net increase (decrease) in cash and cash equivalents...............	710	(962)
Cash and cash equivalents at beginning of period.....................	583	1,211

Cash and cash equivalents at end of period..............................	$ 1,293	$ 249